Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated August 4, 2025, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, of Richardson Electronics, Ltd. (the Company) appearing in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2025.

/s/ BDO USA, P.C.

Chicago, Illinois

October 24, 2025